Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-248086, No. 333-234583, No. 333-230471, No. 333-228664 and No. 333-261286) on Form S-3 and (No. 333-230276) on Form S-8 of our report dated March 30, 2022, with respect to the consolidated financial statements of U.S Well Services, Inc.

/s/ KPMG LLP

Houston, Texas

March 30, 2022